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                                                                    Exhibit 99.1

                        TERAYON WITHDRAWS EQUITY OFFERING

Santa Clara, California - November 14, 2003 - Terayon Communication Systems, Inc. (Nasdaq: TERN), announced today that it has withdrawn its previously announced public offering of 10,800,000 shares of common stock under its shelf registration statement.

      "We appreciate the interest shown by the investment community in Terayon," said Zaki Rakib, Terayon's Chief Executive Officer. "However, our valuation requirements were not met by the current market. We are fortunate to be in a position where we do not need additional funds for operations, and so we have decided not to proceed with an equity offering at this time."

ABOUT TERAYON

      Terayon Communication Systems, Inc. is the leading innovator of intelligent broadband access for operators who want to deliver the widest range of advanced data, video and voice services. Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the Nasdaq under the symbol TERN. Terayon is on the web at www.terayon.com.

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"Safe Harbor" Statements under the Private Securities Litigation Reform Act of
1995:

This news release contains forward-looking statements and assumptions by Terayon that involve risks and uncertainties, including Terayon's ability to access capital markets. Actual future events and circumstances could differ materially from those set forth in these statements due to various factors. These factors include possible changes in capital market conditions or in our business, prospects, results of operations or financial condition and other risks and uncertainties, including those detailed in our filings with the Securities and Exchange Commission. Terayon assumes no obligation to update this information.